Exhibit 99.1

SouthCrest Financial Group, Inc. Announces Second Quarter Earnings

FAYETTEVILLE, GA, (August 12, 2008) – SouthCrest Financial Group, Inc. (SCSG) reported net income of $607,000 for the quarter ended June 30, 2008 compared to $1,599,000 for the same quarter a year ago.  The decline was largely due to an increase in the provision for loan losses of $1,038,000 for the quarter.  For the six month period ended June 30, 2008, net income was $2,012,000 compared to $3,204,000 for the same period in 2007.  Again, the decline was largely due to an increase in the provision for loan losses of $1,244,000 for the period.  On a per share basis, results were $0.15 per share for the current quarter compared to $0.40 for the same period a year ago, and $0.51 per share for the current year six month period compared to $0.81 a year ago.  All per share amounts are stated on a basic and fully diluted basis.  Results of operations for 2007 do not include the net income of Bank of Chickamauga as its results are only included prospectively from its date of acquisition which was July 1, 2008.

Return on average assets was 0.39% for the current quarter compared to 1.20% for the same period in 2007, and 0.56% for the current year compared to 1.03% for 2007.  Return on average equity was 3.37% for the quarter compared to 9.28% in 2007, and 4.78% and 8.06% for the six-month periods in 2008 and 2007, respectively.   The Company’s net interest margin declined from the previous year to date period, decreasing from 4.55% for 2007 to 3.99% for 2008.  For the quarter, the net interest margin declined from 4.63% for 2007 to 3.87% for 2008.  The primary reason for the decline relates to several reductions in the Federal Reserve’s discount rate that have totaled 300 basis points  since August 2007.

During the current quarter, the Company recorded $1.1 million in its provision for loan losses, compared to $77,000 for the same period a year ago.  For the year to date, the provision totaled $1.5 million compared to $226,000 for the same period a year ago.    As a result, the Company’s allowance for loan losses increased to $6.2 million at June 30, 2008, compared to $5.0 million at December 31, 2007 and $4.7 million at June 30, 2007.  At June 30, 2008, nonperforming assets were $13.3 million compared to $2.1 million at December 31, 2007.  Nonperforming assets at June 30, 2008 included $11.1 million in nonaccrual loans.  Of this amount, one loan in the amount of $5.7 million became nonaccrual on March 31, 2008 and another loan for $3.8 million was placed on nonaccrual as of June 30, 2008.  These loans are both residential development and construction loans and are being monitored closely in terms in terms of the financial condition of the borrowers and the value of the underlying collateral.  At June 30, 2008, the allowance for loan losses was 1.62% of loans compared to 1.32% at December 31, 2007.  Net chargeoffs were 0.10% and 0.02% of average loans for the year to date periods ended June 30, 2008 and 2007, respectively.  For the three month periods, net chargeoffs were 0.27% and 0.09% of average loans for 2008 and 2007, respectively.

Total assets at June 30, 2008 were $618.1 million compared to $606.0 million at December 31, 2007, an increase of $12.1 million, or 2.0%, and $531.4 million at June 30, 2007, an increase of $86.7 million, or 16.3%.  The increase in assets from June 30, 2007 primarily relates to the acquisition of Bank of Chickamauga on July 1, 2007.  From December 31, 2007, loans increased $8.7 million or 2.3% to $382.7 million, while deposits increased $14.8 million or 2.9% to $528.7 million.

In a press release dated July 2, 2008, the Company announced that it declared a dividend of $0.13 per share.  The dividend was paid on July 31, 2008 to shareholders of record as of July 17, 2008.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of four bank subsidiaries operating a total of fourteen branch offices.  Bank of Upson, based in Thomaston, GA, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and two branches in Fayette County operating as SouthCrest Bank;  The First National Bank of Polk County, based in Cedartown, GA, operates three branches in Polk County; Peachtree Bank, based in Maplesville, AL, operates two branches in Chilton County, Alabama; and Bank of Chickamauga, located in Chickamauga, Georgia, which operates two branches in Walker County, Georgia.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements:  This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended June 30			Year Ended June 30
	2008	2007	% Change	2008	2007	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,261	$5,467	-3.8%	$10,799	$10,835	-0.3%
Provision for loan losses	1,115	77	1348.1%	1,470	226	550.4%
Noninterest income	1,841	1,573	17.0%	3,762	3,052	23.3%
Noninterest expense	5,262	4,636	13.5%	10,394	8,993	15.6%
Income taxes	118	728	-83.8%	685	1,464	-53.2%
Net income	607	1,599	-62.0%	2,012	3,204	-37.2%
PER SHARE INFORMATION
Earnings per share	$0.15	$0.40	-62.5%	$0.51	$0.81	-37.0%
Dividends per share	0.130	0.130	0.0%	0.260	0.260	0.0%
Book value per share	18.21	17.65	3.2%
Average shares outstanding	3,916,003	3,952,328		3,916,358	3,952,328
OPERATING RATIOS (1)
Net interest margin	3.87%	4.63%		3.99%	4.55%
Return on average assets	0.39%	1.20%		0.56%	1.03%
Return on average equity	3.37%	9.28%		4.78%	8.06%
Efficiency ratio	74.09%	66.11%		71.38%	64.89%
Net chargeoffs / average loans	0.27%	0.09%		0.10%	0.02%
AVERAGE BALANCES
Loans	$381,479	$333,674	14.3%	$377,609	$333,302	13.3%
Total earning assets	547,290	479,376	14.2%	544,497	480,338	13.4%
Total assets	618,833	536,068	15.4%	615,615	537,271	14.6%
Deposits	448,921	374,082	20.0%	445,339	375,460	18.6%
Borrowed funds	6,610	6,457	2.4%	8,054	6,620	21.7%
Shareholders' equity	72,542	69,081	5.0%	72,307	68,464	5.6%

	As of June 30,			As of Dec. 31
END OF PERIOD BALANCES	2008	2007	% Change	2007	% Change
Loans	$382,712	$336,450	13.8%	$374,054	2.3%
Allowance for loan losses	6,206	4,674	32.8%	4,952	25.3%
Total earning assets	544,558	471,699	15.4%	534,108	2.0%
Intangible assets	18,610	13,109	42.0%	19,047	-2.3%
Total assets	618,106	531,470	16.3%	606,009	2.0%
Deposits	528,728	447,023	18.3%	513,931	2.9%
Borrowed funds	6,555	6,394	2.5%	9,610	-31.8%
Shareholders' equity	71,611	69,759	2.7%	71,721	-0.2%
End of period shares outstanding	3,931,528	3,952,328		3,931,528
ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$912	$368		$247
Nonaccrual Loans	11,113	178		1,633
Other Real Estate Owned	1,290	502		256
Total nonperforming assets	13,315	1,048		2,136
Nonperforming assets / total assets	2.15%	0.20%		0.35%
Allowance for loan losses / total loans	1.62%	1.39%		1.32%

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(1)  All ratios are annualized.